EXHIBIT (a)(1)(iv)
NOTICE OF ELECTION TO WITHDRAW
OPTIONS FROM OFFER TO EXCHANGE
(Complete this form only if you previously elected to participate in the
Offer to Exchange but now desire to withdraw your election)

     If you previously elected to accept Entercom Communications Corp.’s (the “Company”) Offer to Exchange and you would like to withdraw your election and reject the Offer to Exchange, you must sign this Notice (or otherwise provide written notice containing the required information) and deliver it to the Company before 5:00 P.M. Eastern Time, on Thursday May 14, 2009, unless the Offer is extended. You may submit your election to withdraw through one of the following methods:
•	Fax the completed and signed Withdraw Form to (610) 660-5662, attention Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary;

•	Mail the completed and signed Withdraw Form (via certified mail, return receipt requested) to Entercom Communications Corp., 401 City Ave., Suite 809, Bala Cynwyd, PA 19004, Attn: Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary; or

•	Email a scanned version of the completed and signed Withdraw Form in PDF format to “option-exchange” followed by the extension “@entercom.com”.

To Entercom Communications Corp.:
     I previously received a copy of the Offer to Exchange and the Election to Exchange Form. I signed and returned the Election to Exchange Form, in which I elected to accept Entercom Communications Corp.’s Offer to Exchange. I now wish to withdraw that election and reject your Offer to Exchange.
     By rejecting the Offer to Exchange Certain Outstanding Options, I understand that I will not receive any shares of restricted stock for my Eligible Options and I will retain such options with their existing terms and conditions. These options will continue to be governed by the Entercom Equity Compensation Plan and the existing option agreements between Entercom Communications Corp. and myself.
     I hereby elect to withdraw all of my eligible options from the Offer to Exchange.
     I have completed and signed the following exactly as my name appears on the option agreement governing the grant of the foregoing options.

Optionee’s Signature	Date

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